News Release
For Release January 19, 2022
9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces Fourth Quarter and Record Annual Earnings and Increased Cash Dividend

Lexington, SC – January 19, 2022

Highlights

•	Net income of 15.465 million for the year of 2021, an increase of 53.1% over 2020.
•	Net income of $3.919 million for the fourth quarter, up 14.1% year-over-year and down 17.5% from the linked quarter.
•	Pre-tax pre-provision earnings of $19.982 million for the year of 2021, an increase of 22.9% over 2020.
•	Pre-tax pre-provision earnings of $4.912 million for the fourth quarter, up 5.9% year-over year and down 19.7% from the linked quarter.
•	Income related to Paycheck Protection Program (PPP) loans, including interest and deferred fees, was $254 thousand in the fourth quarter of 2021 compared to $1.646 million in the third quarter of the year. Total income related to interest and deferred fees on PPP loans for 2021 was $3.340 million, which includes $2.955 million in accretion of net deferred fees.
•	Diluted EPS of $0.52 per common share for the fourth quarter and $2.05 per common share for the year of 2021.
•	Pure (non-CD) deposit growth, including customer cash management accounts, of $191.2 million during the year, a 17.4% growth rate.
•	Total loan growth of $19.5 million or 2.3% during the year. Loan growth, excluding PPP loans and a related credit facility was $65.5 million during the year, an 8.2% growth rate.
•	Total loans declined by $17.8 million during the fourth quarter. Loans, excluding PPP loans, declined $10.2 million during the fourth quarter.
•	Key credit quality metrics continue to be strong with 2021 net loan recoveries of $478 thousand, non-performing assets of 0.09%, and past due loans of 0.03% at year end.
•	Investment advisory revenue of $1.121 million for the fourth quarter and $3.995 million for the year of 2021. Assets under management were $650.9 million at December 31, 2021.
•	Increased cash dividend of $0.13 per common share, the 80th consecutive quarter of cash dividends paid to common shareholders.

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the fourth quarter and year end of 2021. Net income for the fourth quarter of 2021 was $3.919 million and diluted earnings per share were $0.52 compared to $3.436 million and $0.46 in the fourth quarter of 2020 and $4.748 million and $0.63 in the third quarter of 2021, an increase in net income of 14.1% year-over-year and a decrease of 17.5% on a linked quarter basis. Pre-tax pre-provision earnings (PTPPE) in the fourth quarter of 2021 were $4.912 million compared to fourth quarter of 2020 PTPPE of $4.640 million and third quarter 2021 PTPPE of $6.115 million, an increase of 5.9% year-over-year and a decrease of 19.7% on a linked quarter. Income related to PPP loan deferred fees decreased over the linked quarter by $1.392 million from $1.646 million in the third quarter of 2021 to $254 thousand in the fourth quarter of the year.

For the year ended December 31, 2021 net income was $15.465 million compared to $10.099 million in 2020, an increase of 53.1%. Diluted earnings per share were $2.05 for 2021 compared to $1.35 in 2020. For the year ended December 31, 2021 PTPPE were $19.982 million compared to $16.258 million during the year of 2020, an increase of 22.9%.

Cash Dividend and Capital

The Board of Directors has approved an increased cash dividend for the fourth quarter of 2021 of $0.13 per common share. This dividend is payable on February 15, 2022 to shareholders of record of the company’s common stock as of February 1, 2022. First Community President and CEO, Mike Crapps commented, “The entire board is pleased that our performance enables the company to increase our cash dividend which has continued uninterrupted for 80 consecutive quarters.”

On April 12, 2021, the Company announced that its Board of Directors approved the repurchase of up to 375,000 shares of its common stock, which represents approximately 5% of the Company’s 7,548,638 shares outstanding as of December 31, 2021. Under the repurchase plan, the Company may repurchase shares from time to time. No share repurchases have been made under the plan as of December 31, 2021. Mr. Crapps noted, “This approved share repurchase plan provides us with some flexibility in managing capital going forward.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At December 31, 2021, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.45%, 14.00%, and 15.18%, respectively. This compares to the same ratios as of December 31, 2020 of 8.84%, 12.83%, and 13.94%, respectively. As of December 31, 2021, the bank’s Common Equity Tier One ratio was 14.00% compared to 12.83% at December 31, 2020. Further, the company’s Tangible Common Equity to Tangible Assets ratio was 8.00% as of December 31, 2021 compared to 8.74% as of December 31, 2020.

Asset Quality

The company’s asset quality remains extremely strong. The non-performing assets ratio was 0.09% of total assets at December 31, 2021 compared to 0.50% at December 31, 2020. Non-performing assets were $1.4 million at year-end 2021, relatively flat on a linked quarter and a decrease of 79.9% from $7.0 million at the end of 2020. The past due ratio for all loans was 0.03% at year-end 2021, unchanged on a linked quarter and a decrease from 0.23% at year-end 2020. During the fourth quarter the bank experienced net loan recoveries of $219 thousand, with overall net loan recoveries for the year of 2021 of $478 thousand. The ratio of classified loans plus OREO now stands at 6.27% of total bank regulatory risk-based capital as of December 31, 2021 compared to 6.51% on a linked quarter and 6.89% at the end of 2020.

Balance Sheet

For the year of 2021, total loans increased $19.5 million, a 2.3% growth rate. Total loans, excluding PPP loans and a related credit facility, increased $65.5 million during the year, an 8.2% growth rate. During the fourth quarter of 2021, total loans declined by $17.8 million due to elevated payoffs and paydowns. PPP loans outstanding decreased $7.642 million during the quarter resulting in only $1.467 million in PPP loans remaining at year end. Additionally, a $1.8 million PPP related credit facility paid off during the quarter. The remaining decrease is due to elevated early payoffs exceeding otherwise good production. Mr. Crapps noted, “As a community bank committed to the success of local businesses, we were pleased to be able to support our customers with access to the PPP funding. With the majority of these loans now forgiven, the impact to the bank going forward will be negligible.”

For the year of 2021, total deposits increased $171.9 million, an annual growth rate of 14.5%. Pure deposits, which are defined as total deposits less certificates of deposits, increased $177.9 million, during 2021 to $1.237 billion at December 31, 2021 from $1.059 billion at December 30, 2020, a 16.8 % annual growth rate. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, increased 32.5% during 2021, to $54.2 million at December 31, 2021 from $40.9 million at December 31, 2020. During the fourth quarter of 2021, total deposits increased to $1.361 billion at December 31, 2021 compared to $1.334 billion at September 30, 2021, an annualized growth rate of 8.2%. Pure deposits increased $29.2 million, during the fourth quarter to $1.237 billion at December 31, 2021 from $1.208 billion at September 30, 2021, a 9.6 % annualized growth rate. Securities sold under agreements to repurchase were $54.2 million at December 31, 2021 compared to $59.8 million at September 30, 2021. Costs of deposits decreased on a linked quarter basis to 0.11% in the fourth quarter from 0.12% in the third quarter of 2021. Cost of funds also decreased on a linked quarter basis to 0.14% in the fourth quarter from 0.15% in the third quarter of the year. Mr. Crapps commented, “A strength of our bank has been and continues to be our low cost deposit base. During 2021, we have continued to grow pure deposits while at the same time working to keep our cost of deposits low.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the year of 2021 increased 13.1% to $45.3 million compared to $40.0 million for the year of 2020. On a linked quarter basis net interest income decreased to $11.2 million in the fourth quarter from $12.5 million in the third quarter. The net interest margin, on a taxable equivalent basis, was 3.01% for the fourth quarter of 2021 compared to 3.47% in the third quarter of the year. It should be noted that during the third quarter of 2021, the bank benefitted from $1.561 million in accretion of net deferred PPP loan fees related to a large reduction in PPP loans during the quarter compared to $241 thousand during the fourth quarter of 2021 that positively impacted both net interest income and net interest margin. Additionally, the third quarter included $140 thousand in recovered interest income related to the resolution of a non-accrual loan.

Non-Interest Income

Total non-interest income was $3.626 million in the fourth quarter of 2021 compared to $3.564 million in the third quarter of the year and $3.604 million in the fourth quarter of 2020. Total non-interest income, for the year was $13.904 million, an increase over 2020 non-interest income of $13.769 million. Total non-interest income, adjusted for non-recurring items was $3.499 million in the fourth quarter of 2021, $3.504 in the third quarter of 2021 and $13.540 million for the year of 2021.

Revenues in the mortgage line of business were $1.039 million in the fourth quarter of 2021 compared to $1.147 on a linked quarter and $1.600 million year-over-year. Total revenues for the mortgage line of business in 2021 were $4.319 million compared to $5.557 million for the year of 2020. Total mortgage loan production decreased 28.7% in 2021 compared to 2020. Crapps noted, “The year of 2020 was extremely strong for the mortgage industry and our mortgage line of business. Production in 2021 has been impacted by low housing inventory and a 36% reduction in refinance activity compared to 2020.” Year-over-year, the impact of lower mortgage loan production was partially offset by a 25 basis points increase in the gain-on-sale margin.

Revenue in the investment advisory line of business was $1.121 million in the fourth quarter of 2021 an increase of 7.8% on a linked quarter basis from $1.040 million in the third quarter of 2021 and an increase of 50.9% year-over-year from $743 thousand in the fourth quarter of 2020. Total revenue in 2021 was $3.995 million compared to $2.720 million in 2020, an increase of 46.9% year-over-year. Notably, assets under management (AUM), ended 2021 at $650.9 million compared to $501.6 million at year-end 2020 and $369.7 million at year-end 2019. Mr. Crapps commented, “Our strategy of multiple revenue streams continues to serve us well as we focus our efforts to accelerate growth in these lines of business.”

Non-Interest Expense

Total non-interest expense was relatively flat on a linked quarter basis. Several expense categories decreased during the fourth quarter, including salaries and benefits expense which was down $206 thousand, primarily due to the incentive accrual catch up that occurred in the third quarter; other real estate expense that was down by $95 thousand due to lower than expected property taxes and there was a decrease in the FDIC assessment expense of $75 thousand. There was an increase in marketing and public relations expenses of $184 thousand in the fourth quarter related to the production of new ad campaigns and related creative materials and there was also an increase in other expense of $169 thousand to a more normalized level. During the third quarter, the bank received a reimbursement of $153 thousand in legal fees paid in prior periods related to the resolution of a particular loan relationship.

About First Community Corporation

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and series, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Greenville, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected including, but not limited to, due to the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations, and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Total Assets	$1,584,508	$1,560,326	$1,514,973	$1,492,494	$1,395,382
Other Short-term Investments and CD’s1	47,049	55,259	52,316	88,389	46,062
Investment Securities	566,624	515,260	470,669	407,547	361,919
Loans Held for Sale	7,120	6,213	11,416	23,481	45,020
Loans
Paycheck Protection Program (PPP) Loans	1,467	9,109	47,229	61,836	42,242
Non-PPP Loans	862,235	872,411	831,089	807,230	801,915
Total Loans	863,702	881,520	878,318	869,066	844,157
Allowance for Loan Losses	11,179	11,025	10,638	10,563	10,389
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	919	959	1,011	1,063	1,120
Total Deposits	1,361,291	1,333,568	1,289,883	1,271,440	1,189,413
Securities Sold Under Agreements to Repurchase	54,216	59,821	60,487	60,319	40,914
Federal Home Loan Bank Advances	—	—	—	—	—
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Shareholders’ Equity	140,998	139,113	137,927	132,687	136,337

Book Value Per Common Share	$18.68	$18.44	$18.29	$17.63	$18.18
Tangible Book Value Per Common Share	$16.62	$16.37	$16.22	$15.55	$16.08
Equity to Assets	8.90%	8.92%	9.10%	8.89%	9.77%
Tangible Common Equity to Tangible Assets	8.00%	8.00%	8.16%	7.92%	8.74%
Loan to Deposit Ratio (Includes Loans Held for Sale)	63.97%	66.57%	68.98%	70.20%	74.76%
Loan to Deposit Ratio (Excludes Loans Held for Sale)	63.45%	66.10%	68.09%	68.35%	70.97%
Allowance for Loan Losses/Loans	1.29%	1.25%	1.21%	1.22%	1.23%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.45%	8.56%	8.48%	8.73%	8.84%
Tier 1 Capital Ratio	14.00%	13.58%	13.52%	13.20%	12.83%
Total Capital Ratio	15.18%	14.74%	14.66%	14.34%	13.94%
Common Equity Tier 1 Capital Ratio	14.00%	13.58%	13.52%	13.20%	12.83%
Tier 1 Regulatory Capital	$132,918	$129,741	$125,732	$122,854	$120,385
Total Regulatory Capital	$144,097	$140,766	$136,370	$133,417	$130,774
Common Equity Tier 1 Capital	$132,918	$129,741	$125,732	$122,854	$120,385

1 Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Average Balances:	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Average Total Assets	$1,593,657	$1,392,030	$1,520,358	$1,296,081
Average Loans (Includes Loans Held for Sale)	880,026	892,771	888,973	835,091
Average Earning Assets	1,490,507	1,296,891	1,419,165	1,198,887
Average Deposits	1,363,235	1,181,772	1,292,727	1,087,448
Average Other Borrowings	77,098	63,620	77,158	66,528
Average Shareholders’ Equity	140,180	133,257	137,866	128,863

Asset Quality:	As of
	December 31,	September 30,	June 30,	March 30,	December 31,
	2021	2021	2021	2021	2020
Loan Risk Rating by Category (End of Period)
Special Mention	$1,626	$2,851	$3,085	$3,507	$7,757
Substandard	7,872	7,992	11,707	12,136	7,810
Doubtful	—	—	—	—	—
Pass	854,204	870,677	863,526	853,423	828,590
	$863,702	$881,520	$878,318	$869,066	$844,157
Nonperforming Assets
Non-accrual Loans	$250	$359	$3,986	$4,521	$4,562
Other Real Estate Owned and Repossessed Assets	1,165	1,165	1,182	1,076	1,201
Accruing Loans Past Due 90 Days or More	—	—	4,165	—	1,260
Total Nonperforming Assets	$1,415	$1,524	$9,333	$5,597	$7,023
Accruing Trouble Debt Restructurings	$1,444	$1,474	$1,510	$1,515	$1,552

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Loans Charged-off	$5	$1	$132	$25
Overdrafts Charged-off	10	37	49	85
Loan Recoveries	(224)	(22)	(610)	(167)
Overdraft Recoveries	(4)	(16)	(27)	(42)
Net Charge-offs (Recoveries)	$(213)	$—	$(456)	$(99)
Net Charge-offs / (Recoveries) to Average Loans[2]	-0.10%	0.00%	-0.05%	-0.01%

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Three months ended		Twelve months ended
	December 31,		September 30,		June 30,		March 31,		December 31,
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Interest income	$11,656	$11,426	$12,982	$10,976	$11,664	$10,666	$11,218	$10,710	$47,520	$43,778
Interest expense	492	739	526	800	572	923	651	1,293	2,241	3,755
Net interest income	11,164	10,687	12,456	10,176	11,092	9,743	10,567	9,417	45,279	40,023
Provision for loan losses	(59)	276	49	1,062	168	1,250	177	1,075	335	3,663
Net interest income after provision	11,223	10,411	12,407	9,114	10,924	8,493	10,390	8,342	44,944	36,360
Non-interest income
Deposit service charges	262	270	257	242	212	210	246	399	977	1,121
Mortgage banking income	1,039	1,600	1,147	1,403	1,143	1,572	990	982	4,319	5,557
Investment advisory fees and non-deposit commissions	1,121	743	1,040	672	957	671	877	634	3,995	2,720
Gain (loss) on sale of securities	—	—	—	99	—	—	—	—	—	99
Gain (loss) on sale of other assets	103	—	13	141	—	—	77	6	193	147
Non-recurring BOLI income	—	—	—	311	—	—	—	—	—	311
Other non-recurring income	24	—	47	—	—	—	100		171	—
Other	1,077	991	1,060	982	1,106	934	1,006	907	4,249	3,814
Total non-interest income	3,626	3,604	3,564	3,850	3,418	3,387	3,296	2,928	13,904	13,769
Non-interest expense
Salaries and employee benefits	6,188	6,446	6,394	6,087	5,948	5,840	5,964	5,653	24,494	24,026
Occupancy	740	651	743	736	734	679	730	643	2,947	2,709
Equipment	347	303	336	318	338	298	275	318	1,296	1,237
Marketing and public relations	324	100	140	342	313	247	396	354	1,173	1,043
FDIC assessment	114	137	189	137	146	88	169	42	618	404
Other real estate expenses	(37)	47	58	79	55	40	29	35	105	201
Amortization of intangibles	40	68	52	95	52	95	57	105	201	363
Other	2,162	1,899	1,993	1,920	2,292	1,844	1,920	1,888	8,367	7,551
Total non-interest expense	9,878	9,651	9,905	9,714	9,878	9,131	9,540	9,038	39,201	37,534
Income before taxes	4,971	4,364	6,066	3,250	4,464	2,749	4,146	2,232	19,647	12,595
Income tax expense	1,052	928	1,318	598	921	532	891	438	4,182	2,496
Net income	$3,919	$3,436	$4,748	$2,652	$3,543	$2,217	$3,255	$1,794	$15,465	$10,099

Per share data
Net income, basic	$0.52	$0.46	$0.63	$0.36	$0.47	$0.30	$0.44	$0.24	$2.06	$1.36
Net income, diluted	$0.52	$0.46	$0.63	$0.35	$0.47	$0.30	$0.43	$0.24	$2.05	$1.35

Average number of shares outstanding - basic	7,503,835	7,463,583	7,498,832	7,457,750	7,485,625	7,435,933	7,475,522	7,427,257	7,491,053	7,445,906
Average number of shares outstanding - diluted	7,564,909	7,503,184	7,555,998	7,481,568	7,537,179	7,465,212	7,522,568	7,472,956	7,548,840	7,482,062
Shares outstanding period end	7,548,638	7,500,338	7,544,374	7,492,908	7,539,587	7,486,151	7,524,944	7,462,247	7,548,638	7,500,338

Return on average assets	0.98%	0.98%	1.22%	0.78%	0.94%	0.70%	0.92%	0.61%	1.02%	0.78%
Return on average common equity	11.09%	10.26%	13.42%	8.01%	10.51%	7.03%	9.74%	5.84%	11.22%	7.84%
Return on average common tangible equity	12.48%	11.64%	15.10%	9.11%	11.89%	8.04%	11.01%	6.72%	12.65%	8.94%
Net interest margin (non taxable equivalent)	2.97%	3.28%	3.43%	3.24%	3.17%	3.35%	3.20%	3.52%	3.19%	3.34%
Net interest margin (taxable equivalent)	3.01%	3.31%	3.47%	3.28%	3.20%	3.38%	3.23%	3.55%	3.23%	3.37%
Efficiency ratio[1]	66.74%	67.05%	61.56%	71.53%	67.50%	69.00%	69.16%	72.79%	66.09%	69.99%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding gain on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Three months ended December 31, 2021			Three months ended December 31, 2020
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$4,882	$254	20.64%	$47,872	$496	4.12%
Non-PPP loans	875,144	9,269	4.20%	844,899	9,287	4.37%
Total loans	880,026	9,523	4.29%	892,771	9,783	4.36%
Securities	532,392	2,096	1.56%	322,245	1,603	1.98%
Other short-term investments and CD’s	78,089	37	0.19%	81,875	40	0.19%
Total earning assets	1,490,507	11,656	3.10%	1,296,891	11,426	3.50%
Cash and due from banks	26,113			16,775
Premises and equipment	32,932			34,519
Goodwill and other intangibles	15,575			15,789
Other assets	39,639			38,246
Allowance for loan losses	(11,109)			(10,190)
Total assets	$1,593,657			$1,392,030

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$325,007	$44	0.05%	$279,264	$65	0.09%
Money market accounts	290,401	112	0.15%	237,289	146	0.24%
Savings deposits	141,745	20	0.06%	122,665	19	0.06%
Time deposits	155,333	194	0.50%	165,722	376	0.90%
Other borrowings	77,098	122	0.63%	63,620	133	0.83%
Total interest-bearing liabilities	989,584	492	0.20%	868,560	739	0.34%
Demand deposits	450,749			376,832
Other liabilities	13,144			13,381
Shareholders’ equity	140,180			133,257
Total liabilities and shareholders’ equity	$1,593,657			$1,392,030

Cost of deposits, including demand deposits			0.11%			0.20%
Cost of funds, including demand deposits			0.14%			0.24%
Net interest spread			2.90%			3.17%
Net interest income/margin - excluding PPP loans		$10,910	2.91%		$10,191	3.25%
Net interest income/margin - including PPP loans		$11,164	2.97%		$10,687	3.28%
Net interest income/margin (tax equivalent) - excl. PPP loans		$11,047	2.95%		$10,294	3.28%
Net interest income/margin (tax equivalent) - incl. PPP loans		$11,301	3.01%		$10,790	3.31%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Twelve months ended December 31, 2021			Twelve months ended December 31, 2020
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$36,837	$3,340	9.07%	$32,312	$1,073	3.32%
Non-PPP loans	852,136	36,331	4.26%	802,779	35,964	4.48%
Total loans	888,973	39,671	4.46%	835,091	37,037	4.44%
Securities	456,805	7,719	1.69%	300,893	6,465	2.15%
Other short-term investments and CD’s	73,387	130	0.18%	62,903	276	0.44%
Total earning assets	1,419,165	47,520	3.35%	1,198,887	43,778	3.65%
Cash and due from banks	23,668			15,552
Premises and equipment	33,780			34,769
Goodwill and other intangibles	15,649			15,922
Other assets	38,846			39,541
Allowance for loan losses	(10,750)			(8,590)
Total assets	$1,520,358			$1,296,081

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$303,633	196	0.06%	$246,385	284	0.12%
Money market accounts	273,005	471	0.17%	217,018	820	0.38%
Savings deposits	134,980	78	0.06%	113,255	84	0.07%
Time deposits	158,053	995	0.63%	166,791	1,833	1.10%
Other borrowings	77,158	501	0.65%	66,528	734	1.10%
Total interest-bearing liabilities	946,829	2,241	0.24%	809,977	3,755	0.46%
Demand deposits	423,056			343,999
Other liabilities	12,607			13,242
Shareholders’ equity	137,866			128,863
Total liabilities and shareholders’ equity	$1,520,358			$1,296,081

Cost of deposits, including demand deposits			0.13%			0.28%
Cost of funds, including demand deposits			0.16%			0.33%
Net interest spread			3.11%			3.19%
Net interest income/margin - excluding PPP loans		$41,939	3.03%		$38,950	3.34%
Net interest income/margin - including PPP loans		45,279	3.19%		40,023	3.34%
Net interest income/margin (tax equivalent) - excl. PPP loans		$42,436	3.07%		$39,340	3.37%
Net interest income/margin (tax equivalent) - incl. PPP loans		$45,776	3.23%		$40,413	3.37%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible book value per common share	2021	2021	2021	2021	2020
Tangible common equity per common share (non-GAAP)	$16.62	$16.37	$16.22	$15.55	$16.08
Effect to adjust for intangible assets	2.06	2.07	2.07	2.08	2.10
Book value per common share (GAAP)	$18.68	$18.44	$18.29	$17.63	$18.18
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	8.00%	8.00%	8.16%	7.92%	8.74%
Effect to adjust for intangible assets	0.90%	0.92%	0.94%	0.97%	1.03%
Common equity to assets (GAAP)	8.90%	8.92%	9.10%	8.89%	9.77%

Return on average tangible common equity	Three months ended December 31,		Three months ended September 30,		Three months ended June 30,		Three months ended March 31,		Twelve months ended December 31,
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Return on average common tangible equity (non-GAAP)	12.48%	11.64%	15.10%	9.11%	11.89%	8.04%	11.01%	6.72%	12.65%	8.94%
Effect to adjust for intangible assets	(1.39)%	(1.38)%	(1.68)%	(1.10)%	(1.38)%	(1.01)%	(1.27)%	(0.88)%	(1.43)%	(1.10)%
Return on average common equity (GAAP)	11.09%	10.26%	13.42%	8.01%	10.51%	7.03%	9.74%	5.84%	11.22%	7.84%

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
Pre-tax, pre-provision earnings	2021	2021	2020	2021	2020
Pre-tax, pre-provision earnings (non-GAAP)	$4,912	$6,115	$4,640	$19,982	$16,258
Effect to adjust for pre-tax, pre-provision earnings	(993)	(1,367)	(1,204)	(4,517)	(6,159)
Net Income (GAAP)	$3,919	$4,748	$3,436	$15,465	$10,099

	Three months ended		Twelve months ended
	December 31,		December 31,
Net interest margin excluding PPP Loans	2021	2020	2021	2020
Net interest margin excluding PPP loans (non-GAAP)	2.91%	3.25%	3.03%	3.34%
Effect to adjust for PPP loans	0.06	0.03	0.16	0.00
Net interest margin (GAAP)	2.97%	3.28%	3.19%	3.34%

	Three months ended		Twelve months ended
	December 31,		December 31,
Net interest margin on a tax-equivalent basis excluding PPP Loans	2021	2020	2021	2020
Net interest margin on a tax-equivalent basis excluding PPP loans (non-GAAP)	2.95%	3.28%	3.07%	3.37%
Effect to adjust for PPP loans	0.06	0.03	0.16	0.00
Net interest margin on a tax equivalent basis (GAAP)	3.01%	3.31%	3.23%	3.37%

	December 31,	September 30,	Growth	Annualized Growth
Loans and loan growth	2021	2021	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$862,235	870,608	(8,373)	(3.8)%
PPP Related Credit Facilities	0	1,803	(1,803)	(100.0)%
Non-PPP Loans (non-GAAP)	$862,235	$872,411	$(10,176)	(4.6)%
PPP Loans	1,467	9,109	(7,642)	(332.8)%
Total Loans (GAAP)	$863,702	$881,520	$(17,818)	(8.0)%

	December 31,	December 31,	Growth	Annualized Growth
Loans and loan growth	2021	2020	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$862,235	796,727	65,508	8.2%
PPP Related Credit Facilities	0	5,188	(5,188)	(100.0)%
Non-PPP Loans (non-GAAP)	$862,235	$801,915	$60,320	7.5%
PPP Loans	1,467	42,242	(40,775)	(96.5)%
Total Loans (GAAP)	$863,702	$844,157	$19,545	2.3%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net interest margin excluding PPP Loans,” “Net interest margin on a tax-equivalent basis excluding PPP Loans,” “Non-PPP Loans and Related Credit Facilities,” and “Non-PPP Loans.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Net interest margin excluding PPP Loans” is defined as annualized net interest income less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Net interest margin on a tax-equivalent basis excluding PPP Loans” is defined as annualized net interest income on a tax-equivalent basis less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities” is defined as Total Loans less PPP Related Credit Facilities and PPP Loans.
•	“Non-PPP Loans” is defined as Total Loans less PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans and PPP Related Credit Facilities. “Non-PPP Loans and Related Credit Facilities – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans and Related Credit Facilities Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans and Related Credit Facilities balance.
•	“Non-PPP Loans Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans. “Non-PPP Loans – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans balance.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.